Exhibit 13.3

TRANSCRIPTION OF AUDIO

HomeUnion NetRoadshow

Don Ganguly:	HomeUnion has a seasoned Management team. I’m Don Ganguly, CEO, and this is my third company. The other two I’ve had successful like this, the last one was acquired through iflex by Oracle and had grown to over a thousand employees doing outsourcing work in the real estate finance space. Chiranjib “CP” Pal is our CFO, and he has been with me through the other two companies as well and has strong operational and financial background. Vivek Pendharkar, the Chief Development Officer was a senior manager at Hewlett-Packard for many years, and from there he went on to run business divisions at Cypress Semiconductor, where he ran a PNL of close to a hundred million dollars. He’s also been CEO of several startups in Silicon Valley. Geri Brewster, our Chief Compliance Officer and also oversees certain operational aspects. She was Chief General Counsel at Toyota Financial Services, which has $80 billion or so assets under management, where she also started Florida Savings Bank, which has $400 million of assets under management. And Joe Barr is our Chief Analytics Officer. He’s been in significant senior roles doing data modeling and data science. And so it’s a very complete team that runs HomeUnion here.

Warren Buffet had said almost four years ago that this is a great asset class only if we could figure out a way to manage it. The reason the Oracle of Omaha said this is because real estate’s a productive asset; it’s one that gives you returns; it’s one that gives you yield; it’s negatively correlated to the stock market.

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You [UI] extremely difficult to buy and manage, as a result most people tend to do this locally. So this is the problem that HomeUnion has solved. We’ve built an online real estate investment market place that allow investors to invest in residential real estate based on their financial goals regardless of the location of the properties. Properties are vetted for a number of criteria from various types of sellers before making them available for investors on the platform. And we provide all the services needed to select, acquire, manage and sell the properties that an investor acquires direct title to. The way we do it is around really three different pillars. We have data science, which is what we call “dig data” [UI] analytics, but calibrate assets based on risk and return and match it to invest a preference much like they would buy stocks or bonds. We have about a 110 million properties, over 200,000 neighborhoods, close to 20 years of data that we use to do this calibration. We’ve also built significant technology where we have automations throughout the cycle that allows this platform to scale very efficiently. And finally, real estate being hyper local, we actually have boots on the ground in all our markets so that we have local infrastructure, we can deliver, we can acquire products, we can build [UI] management systems, and build [UI] system, and we can calibrate the data back to the data science organization based on how the properties are actually performing. The other aspect of this that’s fairly unique is that investors can actually sell the properties on our platform as well to another investor, and this solves a huge problem in real estate of liquidity.

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And the reason we can still sell it is because it’s a performing asset that we are servicing and we [UI] keep the servicing of the asset when another investor buys it. HomeUnion has invested about $40 million in the last three years since we started [UI], and we’ve taken this money to build tremendous infrastructure through the entire investment process. You know, if you look at the front end of the process where investors can actually come in and match preferences to acquire properties all the way to the back end where they can sell properties. Now, this is now a proven business model. We have about $76 million of real estate transacted in the platform. We have about $51 million of assets in the management since inception. And probably the most unique thing here is the average investor is buying about 2.1 properties and putting about 230 to $8,000 to work from the platform. This is interesting if you consider that most of the investors come and find us online. They do much of the processing online. They don’t visit the properties that they’re acquiring. So, in the annals of the internet, this is actually a fairly unique model where this quantum of investments being done site unseen online, so, and they expect us to continue to grow. One of the other things we have here from a [UI] is an underwriting model. So, the properties that we acquire upon behalf of investors follow a very strict [UI] guideline that looks at the returns, looks at the risks, looks at the quantum of investment, looks at the neighborhoods.

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We rate neighborhoods from A+ to D, and the lower-rated neighborhoods have volatility, higher returns, but less growth, and when you go up the continuum, you get more returns in terms of more growth, but less yield and less risk. So, investors can mix and match and build customized portfolios like we’ve never been able to do before on this platform. We also have licenses, real estate licenses in ten states, mortgage licenses in thirteen states, and this is non-trivial. And what these licenses allow us to do is give us access to the most holistic services so that we can be just in time, you know, ingestion of properties in these markets and make them available for investors. And our engine, in just these properties, appends data to it and allows investors to look at these assets with the rich data around them so they can make the decision. So, we are, in terms of a solution, the only one of its kind that’s doing the full end-to-end functionality all the way from selection, acquisition management, research sale, [UI] cycle of real estate investment. Most of what else is out there are listing sites where this kind of end-to-end offering is not given. The one big advantage that investors have here is that they own the title to the properties. So, they can do 1031 exchanges for tax purposes, they can sell some, keep some, they’re not dependent on the market, nor are they dependent on the close-end fund, but they have to wait for it to liquidate, and a lot of investors like that. We also have reporting tools that are fairly unique that allow investors look at the performance of the assets, just like they would in the stock market, and we’ll talk more about that as we move on. In terms of the industry itself, this is an industry that is very, very large already, it’s $54 billion and growing and really the overall sale wins for this industry are very great.

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[UI] anticipates about 13 million more rental households by 2030. So, the country and the millennials are going much more towards a rentership society, which only helps this business model. And if you look at public leads in the single family space, like colony or [UI] [home for rent], they’ve already proven this model that properties can be bought and managed remotely for fairly decent returns, and we’re taking that same model and then bringing it to retail investors. Of the 18 million or so properties [UI] investment, they’re each combined to have about 250,000. And HomeUnion is addressing that much larger market where retail investors participate. In terms of our revenue model, our [UI] online, there’s one big [UI] where we don’t require, you know, millions of users for us to make money. We have a high, healthy revenue model that comes from a number of different sources, and we’ll talk about it [comes from] transactions, as well as the asset management side, and the company’s been growing extremely well. We’ve had our biggest booking month in September of $12 million, and we’ve had a significant 253% growth year-over-year in transactions between first half of 2015 and first half of 2016. And we expect to break even in the second quarter of 2018. Looking at our revenue model, there are really three transaction revenues that we get.

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One is an acquisition fee that the investor pays us for acquiring the property on their behalf. Since we are brokers, real estate brokers, in all our markets we get the [UI] fee, which is about 3%, and then we get a mortgage brokerage fee, since we are mortgage brokers and we source the loans at about 75% or so for our customers actually take loans, and that’s another big source of revenue for us. In addition, we have asset management fees for managing the asset, and this is really the, you know, what I’d call a unique value proposition because this is what makes the business kind of a [UI] service business, because this grows as the assets and the management grow, and we also have a seat at the table with our clients, so we can cross sell and upsell our clients as we work with them. And so this is one aspect of [UI] recurring revenue we feel is fairly unique to the HomeUnion model. Looking at our [renters] in real estate, it is a very large business already before we came, and we are expanding this because a number of our customers are first-time real estate users. We haven’t invested in real estate before we came along, and now we’re able to because we have an easy way for them to transact. So, roughly, out of 110 million homes, 18 million are [UI] investment and single family, and about a million transactions a year happen in this market through retail investors. So if we add all of that up and take the multi-family family rentals as well, which is a market we’re beginning to address, it’s roughly a $54 million market, which is a very, very large market which tons of head room for a company like HomeUnion to become a large company.

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If you look at the problems investors have today, that Warren Buffet had, is really the fact that there’s no national data, there’s no way to acquire the properties, you have to rely on a remote mom-and-pop property manager and then you get ready to sell the property, you’ve got to find a local real estate agent to do this. And these are really all the issues that we took on when we built our disruptive technology platform. If you take a snapshot of what we’ve built, we’ve got an investment market place that has a demand platform where we’ve fully automated the front end of the transaction process, and we are able to take in data from the multiple listing services, from private funds, from private sellers, automatically append rich data on it, and make it available for our investors where they can give [UI] match to them. On the supply side, we can get supplies from a number of different sources, and the multifamily or apartment are a new, sort of, asset class within residential that we’re expanding on, and has a lot of our high net worth investors wanting to get into this area, and the one key, sort of, factor here that drives or adds use to this is the fact that investors can borrow. There are up to ten agency loans available for single family real estate and for rentals. There are also promotional agency loans available. These are 30 year loans on the commercial side, 10 years advertised, and 30 year loans like the one you’d get from your house. So, this is a key factor. Nobody can [UI] to buy [UI] stock, but you do get loans to buy investment properties, and this makes the dollars go further for our investors.

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And because of that, we’ve also set up a brokerage unit, a mortgage brokerage unit that helps our investors, you know, source these loans and become a single-stop shop for it. On the services side, we do full property maintenance and also, we’ll talk about this, we do, really, market research, which is equity research type of research, and we provide full [UI] management style portfolio reporting. So, it’s a very comprehensive platform, as you can see, in four different directions, that service investors, and give them an experience that they’re used to similar to what they’re used to with their other experience in the stock and bond markets. We want to talk about the big data, this is really what drives the calibration of assets, which has not been done in real estate before, where investors can look at assets from a risk-return quantum of investment standpoint, and we do this through the big data that we have. We have a 110 million properties, 210,000 neighborhoods, close to 20 years of data, and we supplement that with local market infrastructure that does the local market due diligence to validate the data. And it also is a delivery organization for the acquisition and management of properties in those markets. So, there are a number of things that we do with this data. We predict rents, we predict prices of the properties, we predict bid ranges that are optimal bid ranges around which it makes sense to acquire the properties, and so these are, and we also calibrate neighborhoods with risk from A+ to D.

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And the higher the alphabet, the lower the risk and the higher the quantum of investment, so investors can mix and match different types of assets to actually build a balanced portfolio with the data calibration that we provide them. If you look at how they invest, this is an interesting process that we’ve built. Investors provide a limited power of attorney electronically and agree to a bid range for proof of assets that they’ve agreed and meets the criteria. We electronically go out and create purchase agreements for all the states that will [UI]. That gets sent out electronically to the selling agent. The author acceptance comes back electronically, the EMD get wired, and the property gets locked down. The entire process upends our real estate as bought today and significantly compresses time and efficiency, and [UI] one example of the type of automation that we’ve built through the entire investment continuum that investors come through. One key aspect of what we do is what we call the HomeUnion home. So, think of this a key-certified Lexus. So, a HomeUnion home is a standard home, which is a high-quality living for a tenant, and it is a low-maintenance home for the investor, the user that comes to the HomeUnion side. Now, this is important because we create standards for flooring, for appliances, for paint, for everything in the house where we can drive lower costs over the long haul and tenants over time will view this as an attractive destination for them to come and rent. So, this is a standard that we drive from the front to the back to make it a standard from an investment standpoint. The property management part of our business is extremely critical and, again, we do this through an abundance of technology that runs through this.

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We have a central, regional, and local infrastructure through which we deliver full property management; for example, a lot of the showings are electronic, there’s an electronic lock box where potential renters give us their credit card and driver’s license information and they can actually go in with an electronic code and do self-showings, which makes it a lot easier and more scalable, and in a lot of these cases to show these properties. Properties are marketed and syndicated to, you know, a number of 50 plus websites, where renters go in and look for rental opportunities. So, much of this is a combination of technology that we implemented that makes this process quick, seamless, and scalable. We provide research services similar to market research, equity research that investors are used to in their other markets, so if somebody has properties in Houston, and they’re wondering what oil prices are doing to their investment properties, once a quarter they get a research report that tells them the macro and micro environment in Houston so they can look at that and decide, you know, what to do with their assets. We are also providing reporting that’s very similar to the reporting they get from the [UI] management company, which is, you know, the income, the year-to-year yield, the breakdown all the expenses, and they get all of this in a personal vault that we’ll treat as a secure vault, to think of it as a personal drop box for our investors. In terms of our customers, we are finding that we have a very broad reach of people that are actually transacting with us.

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From what Experian calls the power elite, which are, you know, ultra wealthy individuals, to promising families, which are young couples that are starting out, all of these users are able to really partake in this platform and buy. And it takes about, you know, $30-$40,000 to play to buy one asset with leverage, and we find that there’s massive reach in the number of people that are interested in doing it. And if you can look at the numbers of just the segments of people that are coming to us that’s about, you know, it accounts for about 30 million households in the US that can do this. The lending platform that we have is, you know, over the long haul we think that this can be a great standalone business on its own because the coal business generates captive demand for the lending unit, and 75% of the people borrow and a number of them come through us. We feel that this business itself can become a fairly large business for us as we move forward, other than the fact that it’s also a single stop shop for convenience for our investors. From a financial standpoint, you know, we are seeing strong increase in volume, and as we can see that we’ve done close to $76 million of transactions since inception, and a [UI] of bookings. Bookings is really a signed and legally binding purchase agreement between the buyer and the seller. And after the booking, the transaction takes anywhere from 30 to 60 days to close. And we recognize revenues when these transactions close. Roughly, so far, the [UI] at about 84% of these bookings actually become revenues in the 2 to 3 months after that.

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So, the platform has been growing extremely nicely, and it’s been growing quarter over quarter, expect the first quarter of this year when there was the global financial turmoil when everything sort of took a dive, but other than that it’s seen significant growth. We have booked in the third quarter of this year $23 million, which has been the highest we’ve done ever. Most of our investors use our asset management services, so 95% of property acquisitions are retained. We had $51 million of assets at end of quarter 3 and that’s been growing. This is really [UI] based revenue and we continue to get this until the customer owns the property, even when they sell it to another user on the platform, you know, we would continue to get this because the user would continue to have us service the asset and a big reason for buying it is the transparent data we provide and the performance of the asset. If you look at our financial performance, you can see that it’s grown significantly in the first half of this year compared to same period last year. Transaction volumes are up 263%. Revenues have gone six and a half ex, and asset by asset in the management have grown six ex. Our growth strategy, we actually see a ton of PR. We get over a hundred hits a month from various magazines. We’ve been written up in the Wall Street Journal, the New York Times, Bloomberg, Reuters, big local newspapers like the San Francisco Chronicle, [UI]. That gives us a fair amount of credibility. We’re also, the media reaches out to us on trends in investment properties. We do advertising online, pay for click, and we have piloted radio fairly successfully earlier this year and then we intend to pilot [UI] this year.

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So, the idea is to use all channels efficiently and look at the best performing channels and optimize as we move forward. We also want to get more into the multifamily or the rental marketplace of apartments, and we feel that this is another area that our investors want to invest in, and we can give them a more efficient execution for apartment owners who only have big national brokers that tend to double-end these deals today and we can actually give them a pretty good solution with commercial loans from the agencies to do this. And we’ve already seen our rental transactions are in the multifamily area investment transactions that are happening. International investors is a very large segment. If you look at China, there’s a huge flight of capital to the US, and real estate is a big target destination. We haven’t done much yet to reach out there, but we feel that there are significant opportunities there, and in other European countries and in places like Australia where investment is fairly large. And finally, we will continue to expand on locations for sourcing properties as demand expands. So, our goal at HomeUnion is really to create a large market for real estate investment. If you look at the stock market, it’s 21 trillion, the bond market is 37 trillion, real estate is about $4 trillion. It’s a very large asset class that people cannot consume efficiently. Our goal is to mobilize that asset class, democratize, and allow investors to consume this asset class efficiently so that they can hold, sell, or buy properties just as efficiently as they do with their other assets. And we’ve built the foundation, we’ve got the proof points, we have the technology, we’re beginning to scale the company, and we believe if we execute, this can be a very large company in the service of these users that are looking to diversify from the stock market.

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